Exhibit 10.2

SECOND AMENDMENT
THIS SECOND AMENDMENT, dated as of September 29, 2016 (this “Amendment”), to the Credit Agreement (as defined below), by and among Orion Engineered Carbons S.A., a public limited liability company (société anonyme) organized and established under the laws of Luxembourg (the “Parent”), Orion Engineered Carbons Holdings GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, Orion Engineered Carbons BondCo GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, Orion Engineered Carbons GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany (the “Borrower Representative”), OEC Finance US LLC, a Delaware limited liability company, the Revolving Borrowers named herein, certain Subsidiaries of the Parent party hereto as Guarantors, each Lender party hereto, and Goldman Sachs Bank USA, in its capacity as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”) and as arranger (in such capacity, the “Amendment Arranger”).

RECITALS
WHEREAS, pursuant to the Credit Agreement, dated as of July 25, 2014, as amended on August 7, 2014 (as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrowers, the Guarantors from time to time party thereto, the several banks, other financial institutions and institutional investors from time to time party thereto (the “Lenders”) and Administrative Agent, the Lenders have agreed to make certain loans and other extensions of credit to the Borrowers; and
WHEREAS, the Borrower Representative has requested that the Amendment Arranger solicit consents from the Lenders to amend certain terms of the Existing Credit Agreement as hereinafter provided to, among other things, reduce the Applicable Rate as set forth herein and to add the call protection set forth herein with respect to the Loans.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Existing Credit Agreement, as amended hereby (the “Amended Credit Agreement”).
SECTION 2. Amendments. Subject to the satisfaction of the conditions set forth in Section 4 hereof, the Borrowers and the Lenders party hereto agree that the Existing Credit Agreement shall be amended on the Amendment Effective Date as follows:
(a) Section 1.01 of the Existing Credit Agreement is amended to add the following definitions in alphabetical order:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Second Amendment” means that certain Second Amendment dated as of September 29, 2016, by and among the Loan Parties, the Administrative Agent and the Lenders party thereto.
“Second Amendment Effective Date” means the “Amendment Effective Date” as defined in the Second Amendment.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(b) Section 1.01 of the Existing Credit Agreement is amended to amend and restate the definition of “Adjusted Eurocurrency Rate” to read in its entirety as follows:
“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum equal to (a) with respect to any Eurocurrency Rate Borrowing denominated in Dollars, the

Exhibit 10.2
greater of (i) the Eurocurrency Rate based on clause (a) of the definition of “Eurocurrency Rate” with respect to Dollars for such Interest Period, multiplied by the Statutory Reserve Rate and (ii) solely with respect to Initial Term Loans, 0.75% per annum, (b) with respect to any Eurocurrency Rate Borrowing denominated in Euros, the greater of (i) the Eurocurrency Rate based on clause (b) of the definition of “Eurocurrency Rate” with respect to Euros for such Interest Period and (ii) solely with respect to Initial Term Loans, 0.75% per annum, (c) with respect to any Eurocurrency Rate Borrowing denominated in any Alternative Currency, the Eurocurrency Rate based on clause (c) of the definition of “Eurocurrency Rate” with respect to such other Alternative Currency for such Interest Period. The Adjusted Eurocurrency Rate for any Eurocurrency Rate Borrowing that includes the Statutory Reserve Rate as a component of the calculation will be adjusted automatically with respect to all such Eurocurrency Rate Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.
a.Section 1.01 of the Existing Credit Agreement is amended to amend and restate the definition of “Base Rate” to read in its entirety as follows:
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate on such day plus 1/2 of 1%, (b) the Prime Lending Rate on such day and (c) the Adjusted Eurocurrency Rate for Loans denominated in Dollars published on such day (or if such day is not a Business Day the next previous Business Day) for an Interest Period of one month plus 1% and (d) solely with respect to Initial Dollar Term Loans, 1.75%.
a.Section 1.01 of the Existing Credit Agreement is amended to amend and restate the definition of “Applicable Rate” to read in its entirety as follows:
“Applicable Rate” means a percentage per annum equal to:
a.with respect to the Initial Dollar Term Loans, (x) 3.00% per annum for Eurocurrency Rate Loans and (y) 2.00% per annum for Base Rate Loans;
b.with respect to the Initial Euro Term Loans, 3.00% per annum for Eurocurrency Rate Loans;
c.with respect to the Revolving Credit Facility,
a.initially, (x) 3.00% per annum for Eurocurrency Rate Loans and (y) 2.00% per annum for Base Rate Loans; and
b.following the delivery of financial statements pursuant to Section 6.01(c) and the related Compliance Certificate pursuant to Section 6.01(d), in each case, for each Test Period starting with the Test Period ending on September 30, 2016 and thereafter as set forth in the pricing grid set forth below:

First Lien Leverage	Eurocurrency Loans	Base Rate Loans
Ratio

Greater than or equal to 2.80:1.00	3.00%	2.00%
Less than or equal to 2.80:1.00 but greater than 2.30:1.00	2.75%	1.75%
Less than or equal to 2.30:1.00	2.50%	1.50%

Any increase or decrease in the Applicable Rate pursuant to the grid set forth in clause (c) above shall take effect on the date of receipt by the Administrative Agent of the financial statements required to be delivered pursuant to Section 6.01(b) and the related Compliance Certificate required to be delivered pursuant to Section 6.01(d). While an Event of Default has occurred and is continuing, the Applicable Rate shall be the highest percentage per annum set forth in the grid in clause (c) above until the date on which no Event of Default exists and is continuing, whereupon the Applicable Rate shall revert to the rate determined in accordance with the grid set forth in clause (c) above.
For the avoidance of doubt, the Applicable Rate as in effect for all dates occurring prior to the Second Amendment Effective Date shall be the “Applicable Rate” as defined in this Agreement immediately prior to giving effect to the Second Amendment.
a.Section 1.01 of the Existing Credit Agreement is amended to amend and restate the definition of “Arrangers” to read in its entirety as follows:
“Arrangers” means each of (i) Goldman Sachs, UBS Securities LLC, Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., J.P. Morgan Limited, Fifth Third Bank, HSBC Bank plc, Mediobanca S.p.A. and DZ Bank AG, in their

Exhibit 10.2
respective capacities as exclusive mandated lead arrangers under the Credit Agreement as in effect on the Closing Date and (ii) Goldman Sachs, in its capacity as exclusive mandated lead arranger under the Second Amendment.
a.Section 1.01 of the Existing Credit Agreement is amended to amend and restate the definition of “Defaulting Lender” to read in its entirety as follows:

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or, solely with respect to a Revolving Credit Lender, under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrowers, each L/C Issuer and each Lender.
(g) Section 2.05(a)(iv) of the Existing Credit Agreement is amended and restated to read in its entirety as follows:
“In the event that, on or prior to the date that is six (6) months after the Second Amendment Effective Date, any Borrower (x) prepays, repays, refinances, substitutes or replaces any Term Loans in connection with a Repricing Transaction, or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, such Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment, modification, waiver or consent. If, on or prior to the date that is six (6) months after the Second Amendment Effective Date, all or any portion of the Term Loans held by any Lender are prepaid, repaid, refinanced, substituted or replaced as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.”
(h) Article X of the Existing Credit Agreement is amended by adding a new Section 10.23 which shall read in its entirety as follows:
“10.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
a.the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
b.the effects of any Bail-in Action on any such liability, including, if applicable:
a.a reduction in full or in part or cancellation of any such liability;
b.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
c.the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.”

Exhibit 10.2
SECTION 3. Additional Agreements. Each Person that executes and delivers a signature page to this Amendment in the capacity of an Assuming Lender (as defined below) irrevocably consents to the terms of this Amendment and the Amended Credit Agreement.
SECTION 4. Conditions to Effectiveness of Amendment. The effectiveness of the amendments set forth in Section 2 hereof shall occur on the date of the satisfaction of the following conditions precedent (such date, the “Amendment Effective Date”):
a.the Borrowers, each other Loan Party (other than Loan Parties organized in France, Luxembourg and Italy) and the Required Lenders shall have executed and delivered counterparts of this Amendment to the Administrative Agent and the Required Lenders and each of the Term Lenders (including each Assuming Lender) shall have executed and delivered counterparts of this Amendment to the Administrative Agent;
b.the Administrative Agent shall have received the Collateral Document set forth on Schedule A hereto, executed and delivered by the applicable Loan Parties and the Collateral Agent;
c.each of the representations and warranties contained in Section 6 of this Amendment shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Amendment Effective Date;
d.at the time of and immediately after giving effect to this Amendment and the transactions occurring on the Amendment Effective Date, no Default or Event of Default exists;
e.the Administrative Agent shall have received a certificate dated the Amendment Effective Date and signed by a Responsible Officer of the Borrower Representative, confirming compliance with the conditions set forth in Sections 4(c) and 4(d) hereof; and
f.the Administrative Agent shall have received:
a.for distribution to the Amendment Arranger, all fees and expenses agreed to by the Borrowers or the Borrower Representative that are due and payable on or before the Amendment Effective Date (including reasonable and documented out-of-pocket fees, expenses and disbursements of legal counsel);
b.for distribution to each Non-Consenting Term Lender (as defined in Section 12(e) below), an amount equal to the sum of (x) the principal of and interest accrued to the Amendment Effective Date on the outstanding Loans of such Non-Consenting Term Lender (as defined below) and (y) all fees and other amounts owing to or accrued for the account of such Non-Consenting Term Lender under the Existing Credit Agreement (including any amounts under Section 3.06 of the Existing Credit Agreement); and

(iii) for distribution to each Term Lender that shall have delivered (by facsimile or otherwise) an executed signature page to this Amendment, and released such signature page, on or prior to 12:00 p.m. (New York time) on September 22, 2016, a non-refundable special consent fee in an amount equal to 0.125% multiplied by the unpaid principal balance of the Term Loans held by such Lender immediately prior to giving effect to the transactions contemplated by this Amendment.
SECTION 5. Post-Closing Covenant. Within sixty (60) days of the Amendment Effective Date (or such later date as agreed by the Administrative Agent in its sole discretion), the Loan Parties shall deliver to the Administrative Agent the Collateral Documents and related corporate documentation set forth on Schedule B hereto, in each case executed and delivered by the applicable Loan Party and (where applicable) the Collateral Agent.
SECTION 6. Representations and Warranties. Each Loan Party party hereto hereby represents and warrants, on and as of the date hereof and the Amendment Effective Date, that:
a.Each of the representations and warranties made by such Loan Party set forth in Article V of the Existing Credit Agreement or in any other Loan Document are true and correct in all material respects (and in all respects if such representation or warranty is already qualified by materiality) on and as of the Amendment Effective Date with the same effect as though made on and as of such date, except (i) to the extent such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct in all material respects (and in all respects if such representation or warranty is already qualified by materiality) as of such earlier date and (ii) any reference to the Historical Financial Statements shall be deemed to refer to the most recent financial statements, if any, furnished pursuant to Section 6.01(c) of the Amended Credit Agreement, prior to the Amendment Effective Date.
b.The execution and delivery of this Amendment and the performance of this Amendment and the Amended Credit Agreement are within each applicable Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. This Amendment has been duly executed and delivered by each Loan Party party hereto and, each of this Amendment and the Amended Credit Agreement is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing.
c.The execution and delivery of this Amendment by each Loan Party party hereto and the performance by such Loan Party of this Amendment and the Amended Credit Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be

Exhibit 10.2
reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) any Requirements of Law applicable to such Loan Party which, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any Contractual Obligation of any of the Loan Parties which in the case of this clause (c) could reasonably be expected to result in a Material Adverse Effect.
SECTION 7. Effects on Loan Documents. Except as specifically amended herein, the Existing Credit Agreement and all other Loan Documents shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Except as otherwise expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Secured Party or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents. The Borrower Representative and the other parties hereto acknowledge and agree that, on and after the Amendment Effective Date, this Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents. On and after the effectiveness of this Amendment, each reference in any Loan Document to “the Credit Agreement” shall mean and be a reference to the Amended Credit Agreement and each reference in the Existing Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Amended Credit Agreement.
SECTION 8. Non-Reliance on Agents. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment. Each Lender also acknowledges that it will, independently and without reliance upon either the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Amendment, the Amended Credit Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or its Related Parties.
SECTION 9. Acknowledgment; Other Agreements. Subject to any limitations on its obligations expressly stated in the Loan Documents to which it is a party, each Borrower and each other Loan Party party hereto (i) acknowledges and agrees that all of its obligations under the Loan Guaranty set out in Article XII of the Amended Credit Agreement and the other Collateral Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (ii) reaffirms each Lien granted by such Loan Party to (x) the Collateral Agent for the benefit of the Secured Parties or (y) the Secured Parties in their capacities as such (or any of them) and reaffirms the Loan Guaranty made pursuant to the Amended Credit Agreement and (iii) acknowledges and agrees that the grants of security interests by and the Loan Guaranty of the Loan Parties contained in the Amended Credit Agreement and the other Collateral Documents are, and shall remain, in full force and effect after giving effect to this Amendment. Nothing contained in this Amendment shall be construed as substitution or novation of the obligations outstanding under the Existing Credit Agreement or the other Loan Documents, which shall remain in full force and effect, except to any extent modified hereby. Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Existing Credit Agreement, the Amended Credit Agreement or any other Loan Document to consent to the amendment to the Existing Credit Agreement effected pursuant to this Amendment, (ii) nothing in the Existing Credit Agreement, the Amended Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Amended Credit Agreement and (iii) the acknowledgements and reaffirmations set forth in this Section 9 shall become valid and binding obligations of such Guarantor a moment in time prior to the amendments set forth in Section 2 hereof.
SECTION 10. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY AGREES TO BE BOUND BY THE TERMS OF SECTION 10.11 OF THE AMENDED CREDIT AGREEMENT AS IF SUCH SECTION WAS SET FORTH IN FULL HEREIN.
SECTION 11. Amendment Arranger. The Borrowers and each other Loan Party party hereto and the Lenders agree that (i) the Amendment Arranger shall be entitled to the privileges, indemnification, immunities and other benefits afforded to the Arrangers under the Amended Credit Agreement and (b) the Amendment Arranger shall have no duties, responsibilities or liabilities with respect to this Amendment, the Amended Credit Agreement or any other Loan Document.
SECTION 12. Miscellaneous.
a.This Amendment and the Amended Credit Agreement is binding and enforceable as of the date hereof against each party hereto and thereto and its successors and permitted assigns.
b.Section 2 of this Amendment shall be effective upon due execution by the Lenders and the Borrower Representative. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an

Exhibit 10.2
executed counterpart of a signature page of this Amendment by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Amendment.
a.To the extent permitted by law, any provision of this Amendment or the Amended Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
b.Each of the parties hereto hereby agrees that Sections 10.10(b), 10.10(c), 10.10(d) and 10.11 of the Amended Credit Agreement are incorporated by reference herein, mutatis mutandis, and shall have the same force and effect with respect to this Amendment as if originally set forth herein.
c.If any Term Lender under the Existing Credit Agreement has failed to consent to this Amendment prior to 12:00 p.m. (New York City time) on September 22, 2016, and Lenders constituting the Required Lenders have so consented (each such non-consenting Lender, a “Non-Consenting Term Lender”), then the Borrower shall exercise its rights to replace each such Non-Consenting Term Lender in accordance with Sections 3.08 and 10.05(b) of the Existing Credit Agreement (it being agreed and understood that the initial distribution of a draft of this Amendment to the Lenders shall constitute the notice required to be delivered by the Borrower Representative to Administrative Agent and each Lender in connection with any such assignment pursuant to Section 3.08 or 10.05(b) of the Existing Credit Agreement), and each such Non-Consenting Term Lender upon receipt of the payments described in Section 4(f)(ii) hereof shall be deemed to have assigned all of its rights and obligations under the Existing Credit Agreement to one or more Eligible Assignees selected by the Amendment Arranger and consented to by the Borrower Representative (such consent not to be unreasonably withheld or delayed) (each of whom shall have consented to this Amendment by delivering a signature page hereto prior to 12:00 p.m. (New York City time) on September 22, 2016 (each such Lender, to the extent of such assigned interest, an “Assuming Lender”)).
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

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